Exhibit 10.31*

A.M. Castle & Co.

May 30, 2012

Paul Sorensen

Re: Offer of Employment as President, Castle Metals, Oil & Gas

Dear Paul:

I am excited to offer you the position of President, of our Oil & Gas commercial unit. In this role you will be located in Houston, TX and you will report to me as interim CEO. You will have P&L responsibility for our Oil & Gas commercial unit including both domestic and international sales and operations responsibilities. You will also serve as an officer of the Company and be a member of my executive leadership team.

Except as expressly provided below with respect to your level of participation in the Tube Supply Transition Incentive Plan (TIP), nothing contained herein shall operate to amend the Employment Agreement dated November 9, 2011 by and between you and A. M. Castle & Co. (the “Employment Agreement”) or otherwise modify any of the parties’ rights or benefits thereunder, and the Employment Agreement shall remain in full force and effect as amended hereby.

A summary of the terms of this offer follows.

Base Salary: You will be paid an annual base salary of $250,000 in accordance with the terms of the Employment Agreement.

Short Term Incentive Compensation (STIP): This position is eligible for the annual management short term incentive bonus based on specific performance targets approved annually by the Board of Directors. In accordance with the terms of your Employment Agreement, your target bonus will equal 35% of your annual base salary with the maximum performance payout of 70% of your annual base salary. This bonus is a cash payment in March of each year.

Long Term Compensation Plan (LTCP): This position is also eligible to participate in the Long Term Compensation Plan, which is currently a three year overlapping plan paid in A. M. Castle & Co. common stock. The terms and components of the plan are approved each year by the HR Committee of the Board. In accordance with the terms of your Employment Agreement your target LTCP award for this first three year performance cycle will equal 30% of your annual base salary with a maximum payout at 60% of your base salary. You should be aware that there is a stock ownership guideline which requires you to hold a minimum of two (2) times your salary before you sell any shares.

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Again, all LTCP awards are subject to the discretion of the Board of Directors and may vary from year-to-year.

Tube Supply Transition Incentive Plan (TIP): This position is also eligible to participate in the 2012-2014 Tube Supply Transition Incentive Plan (TIP), which is currently a three year plan which pays out in 2015 if EBITDA and inventory goals are achieved. In connection with your acceptance of this offer, Section 4(b)(3) of the Employment Agreement is hereby amended to increase your “TIP Factor” (as defined in the Employment Agreement) to 30% of the incentive pool, if any, established under the TIP.

Employee Benefits: As of July 1, 2012, you and your family will be eligible to participate in our standard employee group insurance plans. This includes medical, dental as well as life and disability insurance. A summary of these benefits is attached for your reference. You will also be eligible to participate in the 401k retirement plan which provides an employer match up to 6% of employee contributions. We also have a non-qualified Supplemental Employee Retirement Plan (SERP) which will allow you to continue contributing and receiving the employer match beyond the IRS limits for qualified plans and will be available to you in 2013. All such benefits shall be offered in accordance with the terms of your Employment Agreement.

Restricted Stock as Signing Bonus: Effective upon your acceptance of this promotion, you will be granted $100,000 USD of Castle restricted stock which vests 100% on December 31, 2014. Such grant shall be in addition to, and not in lieu of, the grant of the restricted stock previously awarded to you pursuant to Section 4(b)(4) of the Employment Agreement, but otherwise in accordance with the terms and conditions described therein. As a reminder, Officers of the Company are required to hold a specified amount of Company stock before divesting of any LTCP grants. You will be required to hold two times your annual base salary in Company stock under our stock ownership guidelines.

In addition to the above items, you be will eligible to enter into a Change in Control and Indemnity Agreement upon election as an Officer.

Please understand that all of the financial terms and other benefits outlined above are subject to the terms of the respective plan documents and to Board of Directors approval and/or modification at any time. I do not anticipate any concerns from the Board.

Your continued employment shall, except to the extent varied by this document, be governed by the terms and conditions of your Employment Agreement dated November 9, 2011.

Paul, I am excited to offer you this role and I am looking forward to your contributions to the success of A. M. Castle. Feel free to contact Anne Scharm or me if you have any questions.

Sincerely,

/s/ Scott Stephens

Scott Stephens

Interim CEO and CFO

A. M. Castle & Co.

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Offer Acceptance

/s/ Paul C. Sorensen	5/31/12
Paul Sorensen	Date

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